EXHIBIT 99.1
December 20, 2010

Eagle Rock Provides Updated Timeframe Regarding Its Shut-In East Texas Upstream Production

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that its East Texas Upstream oil and gas production will be shut-in longer than previously anticipated due to delays in returning to service the third-party owned Eustace treating and processing facility that treats and processes the Partnership’s production.  Eagle Rock was notified by Tristream Energy, LLC, the owner and operator of the plant, on December 16, 2010 that it has been unable to complete all necessary repairs to the plant and is now waiting on an additional replacement part. Tristream currently anticipates the plant will return to service by mid-February of 2011.

Due to the extended shut-in and downtime, the Partnership now expects the lost net revenues from the downtime to exceed the $5 million cap, excess of deductible, on its contingent business interruption insurance.  In addition, the Partnership is unable to determine at this time what effect, if any, the extended shut-in will have on the Partnership’s wells.  The full financial impact of the deferred production resulting from the shut-in will be a function of commodity prices during the period the plant is not operating and the strength of the wells once they are brought back on line, among other items.

Eagle Rock management does not anticipate that the extended shut-in of the Eustace facility will impact the Partnership’s ability to pay its previously-announced distribution objective of $0.60 per unit on an annualized basis beginning with respect to the fourth quarter of 2010.  Management's distribution recommendation is subject to change should factors affecting the general business climate or the Partnership's specific operations differ from current expectations.  All actual distributions paid will be determined and declared at the discretion of the Eagle Rock board of directors.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.  Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst